Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-146832 of DCP Midstream Partners, LP on Form S-3 of our report dated April 20, 2007, relating to the consolidated balance sheet of DCP Midstream GP, LP as of December 31, 2006 appearing in the Current Report of DCP Midstream Partners, LP on Form 8-K dated April 20, 2007, and to the reference to us under the heading “Experts” in the Prospectus of DCP Midstream Partners, LP, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Denver, Colorado
January 15, 2008